EX-99.23.j

[Cohen McCurdy letterhead}

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent public accountants, we hereby consent to the use of our report dated June 24, 2004 for the Croft-Leominster Value Fund and the Croft-Leominster Income Fund and to all references to our firm included in or made a part of this Post-Effective Amendment # 11 to the Croft Funds Corporation Registration Statement on Form N-1A (file No. 33-81926), including the references to our firm under the heading  “Financial Highlights” in the Prospectus and the heading “Independent Auditors” in the Statement of Additional Information.

__/s/ Cohen McCurdy, Ltd.

Cohen McCurdy, Ltd.

Westlake, Ohio

August 26, 2004